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                                                                   Exhibit 10.22

                               [ELITE LETTERHEAD]

April 19, 2001

Mr. Daniel E. Tacone
119 Setters Drive
Naperville, IL  60565

Dear Dan:

The purpose of this letter is to confirm our agreement regarding your severance in the event of termination.

If you are terminated without "cause" at any time during your employment with Elite Information Systems, Inc. (the "Company"), upon such termination, the Company shall pay you a lump sum amount equal to your then current base salary for twelve (12) months. The Company will also pay you a pro rata amount of your target incentive amount that would otherwise have been received by you with respect to the year in which such termination occurs. This payment will be made at such time as the target incentive would have otherwise been due. All payments are subject to the required state and federal tax withholdings and any other applicable deductions.

For these purposes, "cause" shall mean (i) your substantial failure to carry out and perform your duties after written notice from the CEO; (ii) your repeated refusal to follow the lawful directives of the CEO; (iii) your commission of a felony (other than a traffic violation); (iv) your commission of an act of fraud, embezzlement, theft or other act of material financial dishonesty against the Company; (v) your commission of an act involving moral turpitude that brings the Company or any of its affiliates into public disrepute or disgrace or causes material harm to customer relations, operations or business prospects of the Company or its affiliates; or (vi) your material breach of the Proprietary Information and Inventions Agreement signed by you upon the commencement of your employment with the Company, including, but not limited to, the provisions relating to the use and disclosure of the Company's confidential information.

In addition, you shall be deemed to have been terminated without "cause" and shall be entitled to receive such severance in the event that such termination occurs pursuant to a Change of Control, or within one (1) year of a Change of Control, or if as a result of the Change of Control your position is altered such that you cease to have authority equivalent to that of a senior executive officer of the Company.

For theses purposes, a "Change of Control," shall mean (1) a merger or consolidation of Elite Information Group, Inc. ("EIG") with any other corporation, other than a merger or consolidation which would result in the voting securities of EIG outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50.1 percent of the total voting power represented by the voting securities of EIG or such surviving entity outstanding immediately after such merger or consolidation, (2) the stockholders of EIG approve a plan of complete liquidation or an agreement for the sale or disposition by EIG of all or substantially all of EIG's assets or
(3) the Company is liquidated or EIG reaches an agreement for the sale or disposition of the Company or a sale of substantially all of the Company's assets.
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Mr. Daniel E. Tacone
April 19, 2001
Page Two


If the foregoing accurately reflects our agreement, please sign the enclosed copy of this letter in the space provided below.

Best Regards,

/s/ Christopher K. Poole

Christopher K. Poole
Chairman and Chief Executive Officer



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                                                      Daniel E. Tacone


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